Exhibit 99(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2021, with respect to the financial statements and financial highlights and related notes of the ON Bond Portfolio, ON BlackRock Balanced Allocation Portfolio, ON BlackRock Advantage International Equity Portfolio, ON Janus Henderson Forty Portfolio, ON AB Small Cap Portfolio (formerly ON Janus Henderson Venture Portfolio), ON AB Mid Cap Core Portfolio (formerly ON Janus Henderson Enterprise Portfolio), ON S&P 500® Index Portfolio, ON Federated High Income Bond Portfolio, ON BlackRock Advantage Large Cap Value Portfolio, ON Nasdaq-100® Index Portfolio, ON BlackRock Advantage Large Cap Core Portfolio, ON BlackRock Advantage Small Cap Growth Portfolio, ON S&P MidCap 400® Index Portfolio, ON BlackRock Advantage Large Cap Growth Portfolio, ON Risk Managed Balanced Portfolio, ON Moderately Conservative Model Portfolio, ON Balanced Model Portfolio, ON Moderate Growth Model Portfolio, ON Growth Model Portfolio, and ON Federated Core Plus Bond Portfolio (each a Portfolio and collectively, the Portfolios of the Ohio National Fund, Inc.), incorporated by reference herein, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
November 30, 2021